                                FUNDING AGREEMENT

        THIS FUNDING AGREEMENT made this 25th day of February, 2002 by and among
DNAPRINT GENOMICS, INC., a corporation organized under the laws of the state of
Utah (the "Company"), TONY FRUDAKIS, a citizen of the state of Florida ("T.
Frudakis"), GEORGE FRUDAKIS, a citizen of the state of Florida ("G. Frudakis"),
CARL SMITH III, a citizen of the state of Florida ("Smith") and RICHARD CRAIG
HALL, a citizen of the state of Florida ("Hall" and collectively with T.
Frudakis, G. Frudakis and Smith "Lenders" or each individually an "Lender").

                                    RECITALS

        WHEREAS, the Company desires to secure a loan of Two Million Dollars
($2,000,000) to be funded over the course of a ten (10) month period commencing
March 1, 2002 (the "Term"); and

        WHEREAS, the Lenders desire to provide such funding as a loan; and

        WHEREAS, as a condition of their agreement to provide such funding, the three Lenders who are not directors or officers of the Company require at least one officer to participate as a Lender hereunder; and

        WHEREAS, the inclusion of Dr. Frudakis as a Lender satisfies this requirement.

        NOW THEREFORE, the parties agree as follows:

        1. Funding. Each Lender agrees to provide a loan of not less than Five
Hundred Thousand Dollars ($500,000) to the Company in equal quarterly installments of $125,000, payable on March 31, 2002, June 30, 2002, September
30, 2002 and December 31, 2002 (each a "Funding Date").

        2. Consideration. In consideration for the loans set forth above, the
Company shall repay the principal together with simple interest at a rate of 8%
per annum. This loan will be repaid in full to the Lenders on January 31, 200__.
If for any reason the Company shall fail to repay the loan at maturity, the sole remedy of the Lenders shall be the issuance by the Company of shares of its restricted common stock. The number of shares to be issued will be calculated using the then-current principal balance, together with accrued but unpaid interest, and a share price of $0.035 per share.

        3. Joint and Several Liability. The liability of the Lenders to the Company to make the required loans shall be joint and several. Thus, if in any quarter during the Term one or more of the Lenders defaults in his obligation to make his required loan, the remaining non-defaulting Lenders, within five (5)
business days of receipt of written notice from the Company of such default, shall each contribute to the Company his pro rata share of the loan amounts in default.

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        4. Indemnification. Each Lender who defaults in his obligations hereunder agrees to protect, indemnify and hold each of the other Lenders harmless from and against all damages, losses, claims, cost, expenses or actions arising from said Lender's default.

        5. Miscellaneous.

           a. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon actual receipt, if delivered personally or by courier, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

         If to Company:

                  DNAPrint genomics, Inc.
                  900 Cocoanut Avenue
                  Sarasota, Florida 34236
                  Attention:  Tony Frudakis

         If to Smith:

                  1819 Main Street, Suite 602
                  Sarasota, Florida 34236

         If to Hall:

                  1819 Main Street, Suite 602
                  Sarasota, Florida 34236

         If to T. Frudakis:

                  900 Cocoanut Avenue
                  Sarasota, Florida 34236

         If to G. Frudakis:

                  900 Cocoanut Avenue
                  Sarasota, Florida 34236

or to such other address as any party may have furnished in writing the other parties in the manner provided above.

        b. Parties Bound. The provisions of this Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors. In no event may any party

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assign any of its rights, privileges, duties, or obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

        c. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed collectively one agreement, but, in making proof hereof, it shall never be necessary to exhibit more than one such counterpart.

        d. Entire Agreement: Modifications. This Agreement constitutes the final, exclusive, and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto.

        e. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        f. Governing Law. This Agreement shall be governed by and enforceable under, and construed in accordance with, the laws of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

        g. Third Party Beneficiaries. No individual, firm, corporation, partnership, or other entity shall be a third-party beneficiary of this
Agreement.

        h. Remedies Cumulative. Except for the remedy limitation set forth in
Section 2 hereof, the remedies of the parties under this Agreement are cumulative and will not exclude any other remedies to which any party may be lawfully entitled.

        i. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or an enforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

                         [Signatures on following page.]

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        IN WITNESS WHEREOF, the parties have executed this Funding Agreement on the date set forth above.

                                           DNAPRINT GENOMICS, INC.

                                           By:/s/ Tony Frudakis
                                              Tony Frudakis
                                              As its President

                                           LENDERS

                                           /s/ Tony Frudakis
                                           Tony Frudakis

                                           /s/ George Frudakis
                                           George Frudakis

                                           /s/ Carl Smith III
                                           Carl Smith III

                                           /s/ Richard Craig Hall
                                           Richard Craig Hall

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